Exhibit 10.44

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this “First Amendment”) is entered into as of October 16, 2023 (the “Amendment Effective Date”) by and between Hoffman Estates Acquisitions LLC, a Delaware limited liability company and Hoffman Estates Acquisitions II LLC, a Delaware limited liability company (collectively, the “Landlord”), and Cambium Networks, Inc., a Delaware corporation (the “Tenant”). Landlord and Tenant may individually be referred to as a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, Landlord and Tenant have entered into that certain Office Lease Agreement dated as of June 1, 2023 (the “Lease”) with respect to certain premises commonly known as Suite A401 (Office Space) and Suite B105 (Warehouse Space) at Bell Works Chicagoland, 2000 Center Drive, Hoffman Estates, Illinois 60192 (a/k/a Bell Works Chicagoland 2000 AT&T Center Drive, Hoffman Estates, Illinois 60192), as more particularly described and depicted in the Lease;

WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Lease;

WHEREAS, the Final Floor Plan has been mutually approved by Landlord and Tenant, and the Parties desire to enter into this First Amendment to document the Final Space Plan Addendum, and to further modify the Lease, as provided herein.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.
Recitals. The Recitals are incorporated into this First Amendment as if fully set forth in this Section 1.

2.
Premises. Section 1(j) of the Lease shall be deleted in its entirety and replaced with the following:

“ (j) Premises”: The area consisting of the (i) Fourth (4th) floor of the East Wing of the Building, deemed to consist of 26,140 square feet of Rentable Area and indicated on Exhibit A-1 (“Office Space”), and (ii) First (1st) Floor of the East Wing of the Building, deemed to consist of 10,866 square feet of Rentable Area and indicated on Exhibit A-2, and known as “Suite B110” (“Warehouse Space”).”

3.
Monthly Rent. Section 1(a) of the Lease shall be modified so that the existing chart related to Monthly Rent payable for the Office Space (Suite A401) and Warehouse Space (Suite B110) shall be as follows:

FOURTH (4TH) FLOOR OFFICE SPACE – SUITE A401

LEASE YEAR	MONTHLY RENT	ANNUAL RENT	ANNUAL RENT PER SQUARE FOOT
Lease Year 1	$55,002.92	$660,035.00	$25.25
Lease Year 2	$56,201.00	$674,412.00	$25.80
Lease Year 3	$57,399.08	$688,789.00	$26.35
Lease Year 4	$58,597.17	$703,166.00	$26.90
Lease Year 5	$59,795.25	$717,543.00	$27.45
Lease Year 6	$60,993.33	$731,920.00	$28.00
Lease Year 7	$62,191.42	$746,297.00	$28.55
Lease Year 8	$63,389.50	$760,674.00	$29.10
Lease Year 9	$64,587.58	$775,051.00	$29.65
Lease Year 10	$65,785.67	$789,428.00	$30.20
Lease Year 11	$66,983.75	$803,805.00	$30.75
Lease Year 12	$68,181.83	$818,182.00	$31.30
Lease Year 13	$69,379.92	$832,559.00	$31.85

FIRST (1ST) FLOOR WAREHOUSE SPACE – SUITE B110

LEASE YEAR	MONTHLY RENT	ANNUAL RENT	ANNUAL RENT PER SQUARE FOOT
Lease Year 1	$19,426.38	$233,116.50	$21.45
Lease Year 2	$19,861.90	$238,342.80	$21.93
Lease Year 3	$20,297.43	$243,569.10	$22.42
Lease Year 4	$20,732.95	$248,795.40	$22.90
Lease Year 5	$21,168.48	$254,021.70	$23.38
Lease Year 6	$21,604.00	$259,248.00	$23.86
Lease Year 7	$22,039.53	$264,474.30	$24.34
Lease Year 8	$22,475.05	$269,700.60	$24.82
Lease Year 9	$22,910.58	$274,926.90	$25.30
Lease Year 10	$23,346.10	$280,153.20	$25.78
Lease Year 11	$23,781.63	$285,379.50	$26.26
Lease Year 12	$24,217.15	$290,605.80	$26.74
Lease Year 13	$24,652.68	$295,832.10	$27.23

4.
Payment of First Month’s Rent. Within one (1) business day of execution of this First Amendment, Tenant shall pay to Landlord the first installment of Monthly Rent.

5.
Parking. The first two sentences of Section 38 shall be deleted and replaced with the following:

“Tenant shall be entitled to four (4) parking spots in the executive parking garage at the Project (i.e., with each parking permit relating to the right to park one automobile) free of charge for the duration of the Term. Tenant will be entitled to use up to one hundred forty-nine (149) non-exclusive parking spaces (4 spaces per 1,000 square feet of Rentable Area of the Premises) in areas of the Project designated for non-reserved parking.”

6.
Amendment LL Work. Simultaneously in conjunction with Tenant’s Work, Landlord, at its cost and expense, shall complete the work to the Warehouse Space as more particularly described in the attached Exhibit L-1 (the “Amendment Warehouse Work”). Except for the removal of the three (3) electrical panels show in image #17 of Exhibit L-1, Tenant acknowledges and agrees that Landlord has completed all of the Amendment Warehouse Work prior to the Amendment Effective Date. Landlord will remove the three (3) electrical panels shown in image #17 of Exhibit L-1 by October 31, 2023 (“Panel Removal”). Landlord shall have the option, in Landlord’s sole discretion, to elect to install a 200A panelboard to the Warehouse Space (the “PB Election”). Landlord may make the PB Election within thirty (30) days of the Amendment Effective Date by providing notice to Tenant, and in such event, the installation of 200A panelboard to the Warehouse Space shall be included in the Amendment Warehouse Work. In the event Landlord fails or declines to make the PB Election within such thirty (30) day-time period, then Landlord shall not be obligated to install the 200A panelboard to the Warehouse Space, and Landlord shall provide the PB Allowance, as provided in Section 11(b)(iv) below.

7.
Warehouse Space – Landlord’s Work and Landlord’s Turnover Obligations. Except for the Panel Removal, Landlord and Tenant acknowledge and agree that prior to the Amendment Effective Date, Landlord has completed and performed all other obligations related to the Landlord’s Work, Amendment Warehouse Work and Landlord Turnover Obligations for the Warehouse Space. Tenant acknowledges and agrees that, subject to the Panel Removal, Tenant is taking the Warehouse Space in its current “as-is” condition, without any additional obligation on the part of Landlord to alter, remodel, decorate, clean and/or improve the Warehouse Space.

8.
Tenant Waiver of Liability. Landlord agrees to release and waive any and all claims against Tenant for any loss, damage or destruction to any of its property (collectively, “Claim”), related to (i) the Labeled Wires (as defined in Exhibit L-1) and (ii) any live conduit in the Warehouse Space remaining after completion of the Amendment Warehouse Work; provided however, nothing contained in this Section shall be deemed to limit, and shall not apply, to any Claim caused by the (i) negligent act or omission or willful misconduct of Tenant or its officers, directors, members, shareholders, partners, agents, employees, successors, contractors, and assigns or (ii) any additional alterations or improvements to the Warehouse Space made by Tenant.

9.
Access. As of the Amendment Effective Date, Tenant acknowledges and agrees that Tenant has had access to the Office Space and Warehouse Space, and as such, is not entitled to any additional day-to-day abatement of Rent for delay as provided in Section 7(a) of the Lease.

10.
ROFR. Exhibit M of the Lease, depicting the ROFR Space, shall be deleted in its entirety and replaced with Exhibit M attached hereto.

11.
Allowance. Section 9(a) of the Work Letter attached as Exhibit B to the Lease shall be modified so that the:

a.
“Office Allowance” shall be equal to $2,352,600 (i.e., being $90.00 per square foot of Rentable Area of the Office Space).

b.
“Warehouse Allowance” shall be equal to the sum each of the following:

i.
$777,940 (i.e., being the sum of (y) $50.00 per square foot of Rentable Area for the first 5,000 square feet of the Warehouse Space and (z) $90.00 per square foot of Rentable Area for the remaining 5,866 square feet of the Warehouse Space);
ii.
$20,000, which the parties acknowledge and agree are additional funds for certain improvements to the Warehouse Space as part of the Tenant’s Work;
iii.
$32,550, representing the total value for the cost of installation of seven (7) VAV boxes to the Warehouse Space (the “VAV Credit”). For avoidance of doubt, such Landlord shall have no obligation to install such VAV boxes; and if applicable)
iv.
In the event Landlord does not timely exercise the PB Election, then up to $13,000, which represents the cost of installing a 200A panelboard to the Warehouse Space (the “PB Allowance”).

12.
Fire Watch. For a period of twenty-eight (28) calendar days from the Amendment Effective Date, Landlord, at its cost and expense, will provide a fire watch to the Warehouse Space.

13.
Brokers. Tenant and Landlord represent and warrant to one another neither dealt with any broker in connection with this Lease other than Colliers International for Landlord; CBRE, Inc. for Tenant (collectively, “Brokers”). Landlord hereby agrees to pay the brokerage commissions payable to said Brokers in accordance with a written agreement between Landlord and such Brokers. Tenant and Landlord shall indemnify, defend and hold the other, its agents and their respective partners and employees, and the Project, harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including without limitation court costs and reasonable attorneys' fees and expenses, arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such other broker or brokers or finders claiming to have dealt by through or under such Party in connection with this Lease or with whom such Party hereafter deals or whom such Party employs.

14.
No Default. As of the Amendment Effective Date, Landlord and Tenant acknowledge and agree that (i) upon Tenant’s payment to Landlord of the first installment of Monthly Rent as provided in Section 4 above, no default on the part of Tenant shall exist under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Tenant; Tenant has no defense as to its obligations under the Lease and asserts no setoff, claim or counterclaim against Landlord under or with respect to the Lease, and (ii) no default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.

15.
No Other Modification. The Lease is only modified as set forth herein and in all other respects remains in full force and effect. With respect to all conflicts and inconsistencies between the Lease and this First Amendment, this First Amendment shall control and prevail.

16.
Successors and Assigns. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

17.
Counterparts. This First Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.
Severability. The Parties hereto intend and believe that each provision in this First Amendment comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this First Amendment is found by a court of law to be in violation of any applicable ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such provision to be illegal, void or unenforceable as written, then such provision shall be given force to the fullest possible extent that the same is legal, valid and enforceable and the remainder of this First Amendment shall be construed as if such provision was not contained therein.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto executed this First Amendment to Office Lease Agreement as of the date first written above.

LANDLORD:

HOFFMAN ESTATES ACQUISITIONS LLC, a Delaware limited liability company

By: /s/ Raphael Zucker

Name: Raphael Zucker

Its: President

HOFFMAN ESTATES ACQUISITIONS II LLC, a Delaware limited liability company

By: /s/ Raphael Zucker

Name: Raphael Zucker

Its: President

TENANT: CAMBIUM NETWORKS, INC., a Delaware corporation By: /s/ Sally Rau Name: Sally Rau Its: General Counsel